Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 1, 2017
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, February 1, 2017 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter and year ended December 31, 2016.  Beneficial recorded net income of $7.6 million and $25.5 million, or $0.10 and $0.34 per diluted share, for the quarter and year ended December 31, 2016, respectively, compared to net income of $4.8 million and $22.9 million, or $0.06 and $0.29 per diluted share, for the quarter and year ended December 31, 2015, respectively.  Net income for the year ended December 31, 2016 included $8.8 million of merger and restructuring charges related to the acquisition of Conestoga Bank and the Bank’s previously announced expense management reduction program.

On January 26, 2017, Beneficial Bancorp declared a cash dividend of 6 cents per share, payable on or after February 23, 2017, to common shareholders of record at the close of business on February 13, 2017.

Highlights for the quarter and year ended December 31, 2016 are as follows:

•                                          Net interest margin increased to 3.00% for both the quarter and year ended December 31, 2016 compared to 2.84% and 2.80% for the same periods in 2015, respectively.  Our margin has benefited from organic loan growth, the impact of the Conestoga Bank acquisition, and continued improvement in the mix of our balance sheet.

•                                          For the year ended December 31, 2016, net interest income increased $26.7 million, or 21.5%, to $150.9 million compared to $124.2 million for the same period in 2015, primarily due to the Conestoga Bank acquisition and organic loan growth.

•                                          For the year ended December 31, 2016, our loan portfolio increased $1.1 billion, or 36.3%, due primarily to acquired Conestoga Bank loans of $518.3 million (17.6% growth), net organic growth of $433.3 million (14.7% growth), and the purchase of $117.5 million of commercial real estate loans (4.0% growth).

•                                          Asset quality metrics continued to remain strong with non-performing assets, excluding government-guaranteed student loans, to total assets of 0.22% as of December 31, 2016 compared to 0.33% at December 31, 2015.  Net charge-offs for the quarter and year ended December 31, 2016 totaled $1.7 million, or 17 basis points of average loans, and $2.7 million, or 8 basis points of average loans, respectively, compared to net charge-offs of $2.2 million, or 31 basis points of average loans, and net charge-offs of $1.6 million, or 6 basis points of average loans, in the same periods in the prior year.

•                                          During the quarter, we continued an advertising campaign with a focus on our heritage and dedication to Philadelphia, our values, and our guiding philosophy to always do what’s right.  It also introduced our refreshed tagline, “True to our name.  Since 1853.”  The campaign is featured on television, radio, outdoor, digital, transit, and social media throughout the Delaware Valley.

•                                          We remain focused on deploying our capital from the second step conversion we completed in January 2015.  Our tangible capital to tangible assets decreased to 15.10% at December 31, 2016 compared to 21.04% at December 31, 2015.  The decrease in this ratio can be attributed to share repurchases and cash dividends, as well as the impact of the acquisition of Conestoga Bank.  Tangible book value per share totaled $11.11 at December 31, 2016.

Gerard Cuddy, Beneficial’s President and CEO, stated “We are pleased with the results achieved against our 2016 Strategic Plan.  We successfully completed the acquisition and integration of Conestoga Bank, organically grew our loan portfolio, improved profitability, declared our first dividend and maintained strong asset quality metrics.  We are optimistic that during 2017 economic conditions will remain favorable.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve Beneficial’s financial performance.”

Balance Sheet

Total assets increased $911.9 million, or 18.9%, to $5.74 billion at December 31, 2016 compared to $4.83 billion at December 31, 2015.  The increase in total assets was primarily due to the $649.9 million of assets acquired as part of the acquisition of Conestoga Bank and strong organic loan growth.

Cash and cash equivalents increased $53.1 million to $287.0 million at December 31, 2016 from $233.9 million at December 31, 2015.  The increase in cash and cash equivalents was primarily driven by the increase in borrowed funds and brokered CDs to meet liquidity needs and lock in lower funding rates.

Investments decreased $285.0 million, or 20.9%, to $1.08 billion at December 31, 2016 compared to $1.36 billion at December 31, 2015, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $1.1 billion, or 36.3%, to $4.01 billion at December 31, 2016 from $2.94 billion at December 31, 2015.  The increase in loans was primarily due to acquired Conestoga Bank loans of $518.3 million, net organic growth of $433.3 million, and the purchase of $117.5 million of commercial real estate loans.

Deposits increased $706.3 million, or 20.5%, to $4.16 billion at December 31, 2016 from $3.45 billion at December 31, 2015.  Deposit growth was primarily achieved through organic core deposit growth of $134.6 million, or 4.8%, the acquisition of Conestoga Bank’s deposits of $588.4 million, and an $87.4 million increase in brokered deposits, offset by declines of $84.1 million in time deposits and $15.9 million in Conestoga core deposit accounts.

Borrowings increased $300.0 million to $490.4 million at December 31, 2016 and are being used as a low cost funding source to replace higher cost brokered CDs and fund organic loan growth.

Stockholders’ equity decreased $101.8 million, or 9.1%, to $1.01 billion at December 31, 2016 from $1.12 billion at December 31, 2015.  The decrease in stockholders’ equity was primarily due to the repurchase of shares of common and the declaration of cash dividends stock during the year ended December 31, 2016, partially offset by net income for the year of 2016. During the second quarter of 2016, Beneficial completed its first share repurchase program since completing its mutual-to-stock conversion and related stock offering in January 2015. Under the first program, Beneficial repurchased 8,291,859 shares.  On July 21, 2016, Beneficial Bancorp adopted a second stock repurchase program for up to 10% of its outstanding common stock, or 7,770,978 shares.  The Company has purchased 1,622,100 shares under the second stock repurchase plan.

Net Interest Income

For the quarter ended December 31, 2016, net interest income was $39.9 million, an increase of $8.2 million, or 25.8%, from the quarter ended December 31, 2015.  The increase in net interest income was primarily due to the impact of the Conestoga Bank acquisition as well as improvement in our balance sheet mix and related interest earning assets with growth occurring in our higher yielding loan portfolio and a reduction in investments.  The net interest margin totaled 3.00% for the quarter ended December 31, 2016 as compared to 2.84% for the same period in 2015.

For the year ended December 31, 2016, Beneficial reported net interest income of $150.9 million, an increase of $26.7 million, or 21.5%, from the year ended December 31, 2015. The increase in net interest income was primarily due to the acquisition of Conestoga Bank, organic loan growth and improvement in our balance sheet mix. Our net interest margin increased to 3.00% for the year ended December 31, 2016 from 2.80% for the same period in 2015.

Non-interest Income

For the quarter ended December 31, 2016, non-interest income totaled $8.2 million, an increase of $2.5 million, or 44.9%, from the quarter ended December 31, 2015.  The increase was primarily due to a $1.2 million gain recorded on limited partnership investments, a $479 thousand increase in mortgage banking income related to the increase in value of our mortgage servicing rights, and a $315 thousand increase in interchange fees.

For the year ended December 31, 2016, non-interest income totaled $27.8 million, an increase of $3.5 million, or 14.5%, from the year ended December 31, 2015. The increase during the year ended December 31, 2016 was primarily due to a $1.8 million investment gain from the sale of stock that we held in a financial institution that was acquired, a $688 thousand increase in interchange fees, a $493 thousand swap fee earned on a commercial real estate loan and a $257 thousand increase in income on bank owned life insurance.

Non-interest Expense

For the quarter ended December 31, 2016, non-interest expense totaled $35.5 million, an increase of $5.8 million, or 19.4%, from the quarter ended December 31, 2015.  The increase in non-interest expense was primarily due to a $1.9 million increase in salaries and employee benefits and an $831 thousand increase in board fees primarily due to compensation associated with equity awards granted under the 2016 Omnibus Incentive Plan. The increase in non-interest expense during the quarter ended December 31, 2016 can also be attributed a $1.1 million increase in marketing expense as a result of the launch of our new advertising campaign and an $800 thousand increase in professional fees primarily related to an online banking technology upgrade and cash management system. These increases to non-interest expense were partially offset by a $753 thousand decrease in merger related expenses as all expenses associated with the acquisition of Conestoga Bank were recorded by the end of the third quarter of 2016.

For the year ended December 31, 2016, non-interest expense totaled $139.1 million, an increase of $20.6 million, or 17.4%, from the year ended December 31, 2015. The increase in non-interest expense was primarily due to $7.2 million of merger and restructuring charges related to the acquisition of Conestoga Bank and $1.6 million related to our previously announced expense management reduction program.  In addition, salaries and employee benefits increased $4.1 million and board fees increased $1.8 million primarily due to compensation associated with equity awards granted under the 2016 Omnibus Incentive Plan.  The increase in non-interest expense can also be attributed to an $893 thousand increase in professional fees primarily related to an online banking technology upgrade and cash management system, a $662 thousand increase in loan expenses primarily due to commercial loan servicing, a $747 thousand increase in debit card rewards expense, and a $598 thousand increase in marketing expense as a result of the launch of our new advertising campaign.

Income Taxes

For the quarter ended December 31, 2016, we recorded a provision for income taxes of $4.5 million, reflecting an effective tax rate of 37.2%, compared to a provision for income taxes of $2.9 million, reflecting an effective tax rate of 38.0%, for the three months ended December 31, 2015.  For the year ended December 31, 2016, we recorded a provision for income taxes of $13.6 million, reflecting an effective tax rate of 34.9%, compared to a provision for income taxes of $10.7 million, reflecting an effective tax rate of 31.9%, for the year ended December 31, 2015. The increase in income tax expense and the effective tax is due to higher pre-tax income and a lower ratio of tax exempt income compared to pre-tax income for the quarter and year ended December 31, 2016 as compared to the same periods in 2015.

Asset Quality

Asset quality metrics remain strong as non-performing loans, excluding government guaranteed student loans, decreased to $12.1 million at December 31, 2016, compared to $14.8 million at December 31, 2015.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, decreased to 0.22% at December 31, 2016 compared to 0.33% at December 31, 2015.

As a result of loan growth and net charge-offs during 2016, we recorded a $485 thousand provision for loan losses during the quarter and year ended December 31, 2016. As a result of the improvement in our asset quality metrics and net charge offs, we recorded a $3.6 million negative provision for loan losses for the year ended December 31, 2015. Net charge-offs for the year ended December 31, 2016 totaled $2.7 million compared to $1.6 million in the same period in the prior year.

Our allowance for loan losses totaled $43.3 million, or 1.08% of total loans, as of December 31, 2016 compared to $45.5 million, or 1.55% of total loans, as of December 31, 2015.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of December 31, 2016, Beneficial’s tangible capital to tangible assets totaled 15.10%. In addition, at December 31, 2016, we had the ability to borrow up to $2.0 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia.

Beneficial’s capital ratios are considered to be well capitalized and are as follows:

					Capital in Excess
				Minimum Well	of Minimum
	12/31/2016	9/30/2016	12/31/2015	Capitalized Ratio	12/31/2016

Tier 1 Leverage (to average assets)	16.15%	16.57%	22.38%	5.0%	$615,236
Common Equity Tier 1 Capital (to risk weighted assets)	21.45%	21.93%	33.36%	6.5%	603,985
Tier 1 Capital (to risk weighted assets)	22.06%	22.54%	34.13%	8.0%	567,984
Total Capital Ratio (to risk weighted assets)	23.14%	23.67%	35.38%	10.0%	530,693

The Bank’s capital ratios are considered to be well capitalized and are as follows:

					Capital in Excess
				Minimum Well	of Minimum
	12/31/2016	9/30/2016	12/31/2015	Capitalized Ratio	12/31/2016

Tier 1 Leverage (to average assets)	14.76%	14.96%	16.86%	5.0%	$538,239
Common Equity Tier 1 Capital (to risk weighted assets)	20.17%	20.36%	25.74%	6.5%	551,705
Tier 1 Capital (to risk weighted assets)	20.17%	20.36%	25.74%	8.0%	491,166
Total Capital Ratio (to risk weighted assets)	21.25%	21.50%	26.99%	10.0%	453,943

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 63 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2016	2016	2015
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$45,791	$49,507	$43,978
Interest-bearing deposits	241,255	136,550	189,942
Total cash and cash equivalents	287,046	186,057	233,920

Investment Securities:
Available-for-sale	451,544	502,534	655,162
Held-to-maturity	602,529	610,629	696,310
Federal Home Loan Bank stock, at cost	21,231	18,231	8,786
Total investment securities	1,075,304	1,131,394	1,360,258

Loans and leases:	4,010,568	3,887,909	2,941,446
Allowance for loan and lease losses	(43,261)	(44,466)	(45,500)
Net loans and leases	3,967,307	3,843,443	2,895,946

Accrued interest receivable	16,635	16,832	14,298

Bank premises and equipment, net	75,444	76,656	73,213

Other assets:
Goodwill	169,125	169,275	121,973
Bank owned life insurance	80,664	79,959	64,827
Other intangibles	4,446	5,025	4,389
Other assets	62,622	71,752	57,871
Total other assets	316,857	326,011	249,060
Total assets	$5,738,593	$5,580,393	$4,826,695

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$518,294	$511,460	$409,232
Interest bearing deposits	3,639,894	3,551,993	3,042,691
Total deposits	4,158,188	4,063,453	3,451,923
Borrowed funds	490,423	415,419	190,405
Other liabilities	76,226	78,274	68,821
Total liabilities	4,724,837	4,557,146	3,711,149
Commitments and contingencies Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—
Common stock — $.01 par value	834	833	829
Additional paid-in capital	772,925	767,842	787,503
Unearned common stock held by employee stock ownership plan	(29,546)	(30,163)	(32,014)
Retained earnings	399,620	396,361	382,951
Accumulated other comprehensive loss, net	(25,833)	(18,255)	(23,374)
Treasury stock, at cost	(104,244)	(93,371)	(349)
Total stockholders’ equity	1,013,756	1,023,247	1,115,546
Total liabilities and stockholders’ equity	$5,738,593	$5,580,393	$4,826,695

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
INTEREST INCOME:
Interest and fees on loans and leases	$40,312	$39,645	$29,073	$147,690	$111,879
Interest on overnight investments	346	167	165	935	758
Interest and dividends on investment securities:
Taxable	5,578	5,900	6,920	24,002	29,151
Tax-exempt	191	325	325	1,166	1,551
Total interest income	46,427	46,037	36,483	173,793	143,339

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	608	588	418	2,218	1,615
Money market and savings deposits	1,469	1,456	1,312	5,751	5,280
Time deposits	2,212	1,996	1,765	7,722	7,156
Total	4,289	4,040	3,495	15,691	14,051
Interest on borrowed funds	2,245	1,988	1,281	7,185	5,066
Total interest expense	6,534	6,028	4,776	22,876	19,117
Net interest income	39,893	40,009	31,707	150,917	124,222
Provision for loan losses	485	—	—	485	(3,600)
Net interest income after provision for loan losses	39,408	40,009	31,707	150,432	127,822

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,524	1,664	1,637	6,719	6,796
Service charges and other income	6,034	4,620	3,864	18,421	16,780
Mortgage banking income	641	140	162	854	727
Net (loss) gain on sale of investment securities	(3)	1,822	(5)	1,811	(19)
Total non-interest income	8,196	8,246	5,658	27,805	24,284

NON-INTEREST EXPENSE:
Salaries and employee benefits	18,478	17,644	15,960	68,515	62,970
Occupancy expense	2,553	2,489	2,055	9,786	9,201
Depreciation, amortization and maintenance	2,478	2,577	2,292	9,942	9,026
Marketing expense	1,571	1,032	501	4,404	3,806
Intangible amortization expense	578	580	477	2,190	1,883
FDIC insurance	208	669	527	2,055	2,142
Merger and restructuring charges	—	(694)	753	8,765	753
Professional fees	1,560	1,366	760	5,342	4,449

Classified loan and other real estate owned related expense	326	311	24	1,103	1,192
Other	7,725	7,288	6,360	27,022	23,066
Total non-interest expense	35,477	33,262	29,709	139,124	118,488

Income before income taxes	12,127	14,993	7,656	39,113	33,618
Income tax expense	4,507	4,917	2,906	13,644	10,725

NET INCOME	$7,620	$10,076	$4,750	$25,469	$22,893

EARNINGS PER SHARE — Basic	$0.10	$0.14	$0.06	$0.34	$0.29
EARNINGS PER SHARE — Diluted	$0.10	$0.14	$0.06	$0.34	$0.29

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	—	$0.12	—

Average common shares outstanding — Basic	69,693,775	70,593,701	78,679,709	71,902,158	78,513,929
Average common shares outstanding — Diluted	70,559,186	71,725,229	79,614,379	72,632,437	79,276,984

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Quarter Ended				For the Year Ended
	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,354,169	1.81%	$1,614,053	1.84%	$1,385,843	1.88%	$1,738,632	1.81%
Overnight investments	247,937	0.56%	226,461	0.29%	177,493	0.53%	291,062	0.26%
Stock	20,448	4.61%	8,786	4.50%	15,515	4.56%	8,800	8.58%
Other investment securities	1,085,784	2.04%	1,378,806	2.07%	1,192,835	2.05%	1,438,770	2.08%

Loans and leases:	3,925,797	4.07%	2,814,708	4.09%	3,612,976	4.06%	2,663,656	4.18%
Residential	862,152	3.97%	731,828	4.18%	803,490	4.05%	706,597	4.24%
Commercial real estate	1,528,946	3.95%	946,483	4.14%	1,400,986	3.93%	828,044	4.28%
Business and small business	868,435	4.24%	514,805	3.81%	756,525	4.18%	505,589	3.92%
Personal	666,264	4.22%	621,592	4.17%	651,975	4.22%	623,426	4.20%

Total interest earning assets	$5,279,966	3.49%	$4,428,761	3.27%	$4,998,819	3.46%	$4,402,288	3.24%

Deposits:	$3,623,434	0.47%	$3,005,608	0.46%	$3,457,095	0.45%	$3,040,330	0.47%
Savings	1,256,693	0.34%	1,123,969	0.34%	1,227,188	0.34%	1,132,869	0.35%
Money market	447,094	0.35%	406,391	0.33%	452,515	0.35%	415,555	0.33%
Demand	902,731	0.24%	699,548	0.22%	851,847	0.24%	704,239	0.22%
Demand - municipals	130,187	0.18%	138,270	0.11%	129,164	0.16%	131,905	0.11%
Total core deposits	2,736,705	0.30%	2,368,178	0.29%	2,660,714	0.30%	2,384,568	0.29%

Time deposits	886,729	0.99%	637,430	1.10%	796,381	0.97%	655,762	1.09%

Borrowings	470,856	1.87%	190,403	2.67%	348,919	2.06%	190,427	2.66%

Total interest bearing liabilities	$4,094,290	0.63%	$3,196,011	0.59%	$3,806,014	0.60%	$3,230,757	0.60%

Non-interest bearing deposits	508,516		386,219		478,694		377,910

Net interest margin		3.00%		2.84%		3.00%		2.80%

ASSET QUALITY INDICATORS

	December 31,	September 30,	December 31,
(Dollars in thousands)	2016	2016	2015

Non-performing assets:
Non-accruing loans	$12,069	$13,153	$14,768
Accruing loans past due 90 days or more	14,843	19,259	22,900
Total non-performing loans	26,912	32,412	37,668

Real estate owned	821	1,486	1,276

Total non-performing assets	$27,733	$33,898	$38,944

Non-performing loans to total loans and leases	0.67%	0.83%	1.28%
Non-performing assets to total assets	0.48%	0.61%	0.81%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.22%	0.26%	0.33%
ALLL to total loans and leases	1.08%	1.14%	1.55%
ALLL to non-performing loans	160.75%	137.19%	120.79%
ALLL to non-performing loans, excluding government guaranteed student loans	358.45%	338.07%	308.10%

Key performance ratios (annualized) are as follows for the quarter and year ended (unaudited):

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.53%	0.72%	0.39%	0.47%	0.48%
Return on average equity	2.97%	3.91%	1.67%	2.45%	2.15%
Net interest margin	3.00%	3.08%	2.84%	3.00%	2.80%
Net charge-off ratio	0.17%	0.01%	0.31%	0.08%	0.06%
Efficiency ratio	73.77%	68.92%	79.50%	77.84%	79.79%
Efficiency ratio (excluding merger & restructuring charges)	73.77%	70.36%	77.49%	72.94%	79.27%
Tangible common equity	15.10%	15.70%	21.04%	15.10%	21.04%